Earnings News
Investor Relations Department Phone: 1-646-290-6400 TTC Group

FOR IMMEDIATE RELEASE

AROTECH CORPORATION REPORTS RESULTS
FOR THE FIRST QUARTER, 2010
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Net profit of $92,000 achieved on record revenues of $21.2 million

Ann Arbor, Michigan, May 11, 2010 – Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter ended March 31, 2010.

First Quarter Results

Revenues for the first quarter of 2010 reached $21.2 million, compared to $20.1 million for the corresponding period in 2009, an increase of 5%.

Gross profit for the first quarter of 2010 was $5.8 million, or 28% of revenues, compared to $5.3 million, or 26% of revenues, for the corresponding period in 2009.

The Company reported an operating profit for the first quarter of 2010 of $473,000, compared to an operating profit of $644,000 for the corresponding period in 2009.

The Company’s net profit for the first quarter of 2010 was $92,000, or $0.01 per share, compared to a net loss of $(476,000), or $(0.04) per share, for the corresponding period in 2009.

“Last year’s first quarter revenues set a record that this year’s first quarter revenues has beaten,” noted Arotech’s Chairman and CEO Robert S. Ehrlich. “This helped us to achieve a net profit, which we did on an improved gross margin,” continued Ehrlich. “We are committed to continuing our efforts to bring Arotech to net profitability on an annual and not just a quarterly basis,” concluded Ehrlich.

Backlog

Backlog of orders totaled approximately $42.5 million as of March 31, 2010, as compared to $31.8 million at March 31, 2009.

Cash Position at Quarter End

As of March 31, 2010, the Company had $1.8 million in cash and $2.0 million in restricted cash, as compared to December 31, 2009, when the Company had $1.9 million in cash and $2.0 million in restricted cash.

Short- and long-term borrowings were $8.9 million at the end of the first quarter 2010 compared to $8.3 million at the end of 2009. The Company also had $3.8 million available in unused bank lines of credit at the Company’s primary bank in the U.S. at quarter end.

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The Company had trade receivables of $16.3 million as of March 31, 2010, compared to $14.0 million as of December 31, 2009. The Company had a current ratio (current assets/current liabilities) of 1.7 as of March 31, 2010 and December 31, 2009.

Conference Call

The Company will host a conference call tomorrow, Wednesday, May 12, 2010 at 9:00 am EDT. Those wishing to access the conference call should dial 1-877-407-0778 (U.S.) or 1-201-689-8565 (international) a few minutes before the 9:00 a.m. EDT start time. A replay of the conference call will be available starting Wednesday, May 12, 2010 at 11:30 am EDT until Wednesday, May 19, 2010 at 11:59 p.m. The replay telephone number is 1-877-660-6853 (U.S) and 1-201-612-7415 (international). The ID pass code for both the call and the replay is 350400 and the account number is 286.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets. Arotech provides multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armor, Training and Simulation, and Batteries and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan and Israel.

CONTACT:

Victor Allgeier, TTC Group, (646) 290-6400, vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; dilution resulting from issuances of Arotech’s common stock upon conversion or payment of its outstanding convertible debt, which would be increasingly dilutive if and to the extent that the market price of Arotech’s stock decreases; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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AROTECH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended March 31,
	2010	2009
Revenues	$21,150,394	$20,092,222

Cost of revenues, exclusive of amortization of intangibles	15,326,651	14,831,462
Research and development	814,481	331,888
Selling and marketing expenses	1,160,659	1,146,092
General and administrative expenses	2,953,597	2,766,669
Amortization of intangible assets	421,648	372,597
Total operating costs and expenses	20,677,036	19,448,708

Operating profit	473,358	643,514

Other income	23,460	49,831
Financial expenses, net	(143,250)	(973,078)
Total other expenses	(119,790)	(923,247)
Income (loss) before income tax expenses	353,568	(279,733)

Income tax expenses	(262,020)	(196,290)
Net profit (loss)	$91,548	$(476,023)

Basic net profit (loss) per share	$0.01	$(0.04)
Diluted net profit (loss) per share	$0.01	$(0.04)

Weighted average number of shares used in computing basic net profit (loss) per share	13,487,673	13,576,885
Weighted average number of shares used in computing diluted net profit (loss) per share	14,090,413	13,576,885

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